Exhibit 99.1

Hawkins, Inc. Reports
Second Quarter Fiscal 2024 Results

Roseville, Minn., November 1, 2023 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and six months ended October 1, 2023, its second quarter of fiscal 2024.

Second Quarter Fiscal Year 2024 Highlights:

•Second quarter sales of $236.5 million, with Water Treatment group sales growth of 17% over the same quarter in the prior year.
•Record quarterly gross profit of $53.9 million, a 16% increase over the prior year, contributing to record quarterly operating income of $33.0 million, a 25% year-over-year increase.
•Record second quarter diluted earnings per share ("EPS") of $1.10, 28% higher than the same period last year.
•Record quarterly earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP measure, of $41.5 million, a 22% increase over the same period of the prior year.
•Record quarterly operating cash flow of $57.8 million, a portion of which was used to pay down $28.6 million on our revolving line of credit, reducing our debt to $60.0 million and bringing our leverage ratio to 0.45x adjusted EBITDA.
•Year-to-date diluted EPS of $2.22 grew 24% over the prior year.
•After quarter-end, added six Water Treatment locations through acquisitions of Water Solutions Unlimited, Inc. and The Miami Products & Chemical Company.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are pleased with our strong year-over-year performance in the second quarter, with our bottom line growing 29%, following our strong first-quarter growth of 19%. Our Water Treatment group once again led the way with revenue growth of 17% and operating income growth of nearly 70%. We continue to see profit growth within this segment, as we execute on our strategy to grow both the legacy business and the businesses we have acquired over the last few years. Although our Industrial group sales declined year-over-year, operating income was up 2%. In addition, the year-over-year second quarter sales decline in our Health and Nutrition group slowed to about half of what it was in the first quarter, showing signs of improvement."

Mr. Hawkins continued, "The strong first-half results, combined with disciplined inventory management, allowed us to pay down $52 million on our debt in the first six months of the year. Our strong financial position has allowed us to continue our strategy of Water Treatment growth as we added six additional locations through two acquisitions after quarter-end. We expect continued growth in our Water Treatment segment for the remainder of the year, remain cautiously optimistic about our Industrial segment, and expect the Health and Nutrition distribution business to improve on a year-over-year basis beginning in calendar 2024. With the diversity of our businesses and the overall strength of our Company, we believe we will continue to generate strong operating cash flow and will continue to manage our balance sheet during the remainder of the fiscal year."

Second Quarter Financial Highlights:

NET INCOME
For the second quarter of fiscal 2024, the Company reported net income of $23.2 million, or $1.10 per diluted share, compared to net income for the second quarter of fiscal 2023 of $18.0 million, or $0.86 per diluted share.
REVENUE
Sales were $236.5 million for the second quarter of fiscal 2024, a decrease of $4.7 million, or 2%, from sales of $241.2 million in the same period a year ago. Decreased sales in our Industrial and Health and Nutrition segments more than offset increased sales in our Water Treatment segment. Industrial segment sales decreased $15.4 million, or 14%, to $98.5 million for the current quarter, from $113.9 million in the same period a year ago. The sale of our consumer bleach packaging business at the end of fiscal 2023 resulted in $4.0 million lower sales in the current quarter. In addition, Industrial segment sales declined due to overall lower volumes. Water Treatment segment sales increased $14.4 million or 17%, to $100.9 million for the current quarter, from $86.5 million in the same period a year ago. Water Treatment sales increased as a result of increased selling prices on many of our products as well as increased sales volumes of certain of our products. Health and Nutrition segment sales decreased $3.7 million, or 9%, to $37.1 million for the current quarter, from $40.8 million in the same period a year ago. Health and Nutrition segment sales decreased primarily due to lower demand from our customers, which we believe was driven by excess inventory at some of our customers as well as lower consumer demand for health and immunity products. The sales decline experienced in the second quarter of fiscal 2023 was about half the decline experienced in the first quarter of fiscal 2023.
GROSS PROFIT
Gross profit increased $7.5 million, or 16%, to $53.9 million, or 23% of sales, for the current quarter, from $46.4 million, or 19% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $3.2 million due primarily to decreasing raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $5.3 million due primarily to rising raw material prices. Gross profit for the Industrial segment increased $0.1 million, or 1%, to $17.8 million, or 18% of sales, for the current quarter, from $17.7 million, or 16% of sales, in the same period a year ago. Industrial segment gross profit increased slightly due to improved unit margins on certain products. Gross profit for the Water Treatment segment increased $8.8 million, or 43%, to $29.3 million, or 29% of sales, for the current quarter, from $20.5 million, or 24% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of improved per-unit margins on many of our products as well as increased sales. Gross profit for our Health and Nutrition segment decreased $1.5 million, or 18%, to $6.7 million, or 18% of sales, for the current quarter, from $8.2 million, or 20% of sales, in the same period a year ago. Health and Nutrition segment gross profit decreased as a result of lower sales and lower per-unit margins on certain products.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $1.1 million, or 6%, to $20.9 million, or 9% of sales, for the current quarter, from $19.8 million, or 8% of sales, in the same period a year ago. Expenses increased largely due to increased variable pay as well as added costs from acquired businesses.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended October 1, 2023 was $41.5 million, an increase of $7.5 million, or 22%, from $34.0 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 27% for both the current quarter and the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
During the second quarter, our working capital demands decreased in large part due to favorable cash collections on accounts receivable and disciplined management of our inventory levels. This improvement, along with higher net income, allowed us to reduce our debt by $28.6 million in the quarter and $52 million year to date. We now have total outstanding debt of $60 million, which is 0.45x our trailing twelve-month adjusted EBITDA, down from 0.96x at the end of fiscal 2023.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 58 facilities in 26 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $935 million of revenue in fiscal 2023 and has approximately 950 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended
(In thousands)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net Income (GAAP)	$23,216	$18,000	$46,646	$37,695
Interest expense, net	717	1,383	1,865	2,312
Income tax expense	8,769	6,707	17,015	13,184
Amortization of intangibles	1,724	1,749	3,394	3,506
Depreciation expense	5,675	5,064	11,112	9,865
Non-cash compensation expense	1,260	1,085	2,219	1,680
Non-recurring acquisition expenses	122	—	122	—
Adjusted EBITDA	$41,483	$33,988	$82,373	$68,242

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	October 01, 2023	October 02, 2022	October 01, 2023	October 02, 2022
Sales	$236,526	$241,192	$487,646	$487,735
Cost of sales	(182,640)	(194,818)	(381,769)	(394,612)
Gross profit	53,886	46,374	105,877	93,123
Selling, general and administrative expenses	(20,895)	(19,838)	(40,399)	(38,723)
Operating income	32,991	26,536	65,478	54,400
Interest expense, net	(717)	(1,383)	(1,865)	(2,312)
Other (expense) income	(289)	(446)	48	(1,209)
Income before income taxes	31,985	24,707	63,661	50,879
Income tax expense	(8,769)	(6,707)	(17,015)	(13,184)
Net income	$23,216	$18,000	$46,646	$37,695

Weighted average number of shares outstanding - basic	20,903,690	20,814,686	20,905,707	20,861,754
Weighted average number of shares outstanding - diluted	21,026,428	20,956,897	21,034,153	21,004,454
Basic earnings per share	$1.11	$0.86	$2.23	$1.81
Diluted earnings per share	$1.10	$0.86	$2.22	$1.79
Cash dividends declared per common share	$0.16	$0.14	$0.31	$0.28

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	October 1, 2023	April 2, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,974	$7,566
Trade accounts receivables, net	124,813	129,252
Inventories	68,500	88,777
Prepaid expenses and other current assets	2,966	6,449
Total current assets	207,253	232,044
PROPERTY, PLANT, AND EQUIPMENT:	361,362	344,753
Less accumulated depreciation	168,504	158,950
Net property, plant, and equipment	192,858	185,803
OTHER ASSETS:
Right-of-use assets	11,323	10,199
Goodwill	77,401	77,401
Intangible assets, net of accumulated amortization	71,491	73,060
Deferred compensation plan asset	8,917	7,367
Other	6,054	4,661
Total other assets	175,186	172,688
Total assets	$575,297	$590,535
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$61,192	$53,705
Accrued payroll and employee benefits	12,416	17,279
Income tax payable	4,319	3,329
Current portion of long-term debt	9,913	9,913
Other current liabilities	6,622	6,645
Total current liabilities	94,462	90,871
LONG-TERM DEBT, LESS CURRENT PORTION	49,775	101,731
LONG-TERM LEASE LIABILITY	9,522	8,687
PENSION WITHDRAWAL LIABILITY	3,726	3,912
DEFERRED INCOME TAXES	24,190	23,800
DEFERRED COMPENSATION LIABILITY	10,317	9,343
OTHER LONG-TERM LIABILITIES	649	2,175
Total liabilities	192,641	240,519
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,787,626 and 20,850,454 shares issued and outstanding as of October 1, 2023 and April 2, 2023, respectively	208	209
Additional paid-in capital	35,918	44,443
Retained earnings	342,535	302,424
Accumulated other comprehensive income	3,995	2,940
Total shareholders’ equity	382,656	350,016
Total liabilities and shareholders’ equity	$575,297	$590,535

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended
	October 1, 2023	October 2, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,646	$37,695
Reconciliation to cash flows:
Depreciation and amortization	14,506	13,371
Operating leases	1,115	945
(Gain) loss on deferred compensation assets	(48)	1,208
Stock compensation expense	2,219	1,680
Other	(34)	187
Changes in operating accounts providing (using) cash:
Trade receivables	4,909	(8,481)
Inventories	20,752	(18,077)
Accounts payable	6,421	(4,609)
Accrued liabilities	(7,149)	(8,600)
Lease liabilities	(1,127)	(972)
Income taxes	990	2,031
Other	3,430	2,425
Net cash provided by operating activities	92,630	18,803
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(16,922)	(20,668)
Acquisitions	(3,355)	—
Other	335	296
Net cash used in investing activities	(19,942)	(20,372)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(6,535)	(5,900)
New shares issued	1,147	1,004
Payroll taxes paid in exchange for shares withheld	(2,140)	(1,550)
Shares repurchased	(9,752)	(6,557)
Payments on revolving loan	(52,000)	(30,000)
Proceeds from revolving loan borrowings	—	45,000
Net cash (used in) provided by financing activities	(69,280)	1,997
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,408	428
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,566	3,496
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,974	$3,924

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$16,025	$11,148
Cash paid for interest	$2,002	$1,879
Noncash investing activities - capital expenditures in accounts payable	$2,970	$2,535

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended October 1, 2023:
Sales	$98,535	$100,925	$37,066	$236,526
Gross profit	17,844	29,308	6,734	53,886
Selling, general, and administrative expenses	6,806	10,145	3,944	20,895
Operating income	11,038	19,163	2,790	32,991
Three months ended October 2, 2022:
Sales	$113,939	$86,488	$40,765	$241,192
Gross profit	17,713	20,504	8,157	46,374
Selling, general, and administrative expenses	6,891	9,082	3,865	19,838
Operating income	10,822	11,422	4,292	26,536
Six months ended October 1, 2023:
Sales	$219,408	$194,576	$73,662	$487,646
Gross profit	37,150	55,716	13,011	105,877
Selling, general and administrative expenses	13,381	19,271	7,747	40,399
Operating income	23,769	36,445	5,264	65,478
Six months ended October 2, 2022:
Sales	$238,649	$164,978	$84,108	$487,735
Gross profit	37,722	39,457	15,944	93,123
Selling, general and administrative expenses	13,276	17,783	7,664	38,723
Operating income	24,446	21,674	8,280	54,400

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, changes in the labor markets, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2023, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com